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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                                                                     Page 1 of 2

COMPANY CONTACTS:

Bob Collins, Vice President & Chief Financial Officer

               P-COM, INC. ENTERS INTO AGREEMENTS FOR $40 MILLION
                           OF NEW EQUITY INVESTMENTS
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     CAMPBELL, CA - June 21, 1999 - P-Com, Inc. (NASDAQ National Market:  PCMS)
announced today that it has entered into seven separate agreements to sell a total of 10,067,958 shares of newly issued common stock for an aggregate of $40 million. The Company priced the shares at a 7.5% discount to the 15-day average of its closing sale prices for the period ended June 17, 1999, the day P-Com's Board of Directors approved the transaction. These transactions are scheduled to close on June 22, 1999.

     The State of Wisconsin Investment Board is the lead investor, acquiring 5,033,979 additional shares of common stock for $20 million. This, together with previous open market purchases, increases the State of Wisconsin Investment Board's investment in P-Com from approximately 6% of the total outstanding shares of the Company's common stock at December 31, 1998 to approximately 13.5% today.

     "The State of Wisconsin Investment Board is pleased to lead this investment in P-Com's people and products," said John Nelson, the State of Wisconsin Investment Board's Investment Director of Small Company Stocks. "The potential opportunity for all of us as partners going forward looks tremendous."

     The Kaufmann Fund, Baystar Capital, L.P. and investors led by Gruber McBaine Capital Management agreed to invest $10 million, $7.5 million and $2.5 million, respectively, for 2,516,990, 1,887,742 and 629,247 shares of common stock, respectively.

     PaineWebber Incorporated served as the Company's placement agent on these transactions. The Company also agreed with the seven investors to register their newly purchased shares with the SEC for resale.

     "These funds will enable the Company to aggressively launch the production effort for our new point-to-multipoint broadband access product line," said George P. Roberts, the Company's Chairman of the Board and Chief Executive Officer.

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P-COM, INC., ENTERS INTO AGREEMENTS FOR $40 MILLION
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     P-Com, Inc. develops, manufactures, and markets network access systems for the worldwide wireless telecommunications market. The point-to-point, spread spectrum, and point-to-multipoint radio links provided by P-Com are designed to satisfy the network requirements of cellular and personal communications services, corporate communications, public utilities and local governments. In addition, P-Com provides comprehensive network services including system planning, program planning and management, path design, and installation.

     Statements in this release that are forward looking involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance that may be suggested in this release. Such factors may include, but are not limited to, reliance upon subcontractors, fluctuations in customer demand and commitments, both in timing and volume, introduction of new products, commercial acceptance and viability of new products and expenses associated therewith, cancellations of orders without penalties, pricing and competition, the Company's ability to have available an appropriate amount of production capacity in a timely manner, the ability of the Company's customers to finance their purchases of the Company's products and/or services, the timing of new technology and product introductions, the risk of early obsolescence, and the pending stockholder class action lawsuits. Further, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control, such as announcements by competitors and service providers. Reference is made to the discussion of risk factors detailed in the Company's filings with the Securities and Exchange Commission, including its reports on Form 10-K and 10-Q.

     P-Com, Inc., with world headquarters in Campbell, California, USA and offices in Florida, New Jersey, Virginia, the UK, Italy, France, Germany, Poland, Mexico, Dubai and China, is an ISO 9001 certified company. For additional information, contact P-Com at:

P-Com, Inc.  .  3175 S. Winchester Boulevard  .  Campbell, CA  95008  .  USA
TEL:  (408) 866-3666   .   FAX:  (408) 866-3655
www.p-com.com
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